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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                              --------------------


Date of Report (Date of Earliest Event Reported):  DECEMBER 19, 2001


QUIKSILVER, INC.
(Exact Name of Registrant as Specified in its Charter)


DELAWARE                                  0-15131                33-0199426
(State or Other Jurisdiction            (Commission             (IRS Employer
of Incorporation)                      File Number)          Identification No.)


15202 GRAHAM STREET, HUNTINGTON BEACH, CA                          92649
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's Telephone Number, including Area Code:  (714) 889-2200


NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

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ITEM 5. OTHER EVENTS

        Effective December 19, 2001 the Registrant appointed Bernard Mariette, the President of Quiksilver Europe, to the Registrant's Board of Directors. With Mr. Mariette's appointment the Registrant's Board is now comprised of eight directors. Mr. Mariette, age 39, has served as President of Quiksilver Europe since March of 2000. Prior to that Mr. Mariette served as the Vice President Director Generale of Na Pali, S.A., the Registrant's wholly owned French subsidiary. Previously, Mr. Mariette was Deputy General Manager of Timberland, France and Spain, an international footwear and apparel manufacturer, and he also held various senior management positions with Loreal, an international cosmetics company. Mr. Mariette has a B.S. degree in accounting and an M.A. in marketing and finance from Montpelier University (France) and an M.B.A. in International Business from Bradford University (UK).

        As previously disclosed, the Registrant's expected Selling, General and Administrative Expense decrease for fiscal 2002 from its original plan to its current plan is approximately $18,000,000. Of such expected decrease, $7,000,000 relates to variable expenses. The remainder relates to $4,000,000 of sales and marketing expenses, $4,000,000 of compensation expense, and $3,000,000 of overhead and other expenses.

        The Registrant has from time to time previously included sales to company-owned retail stores in its publicly disclosed estimates of seasonal bookings growth rates. The Registrant believes such estimated growth rates to be reliable indicators of the actual future sales to such stores. If such sales were excluded from the Registrant's estimated 14% increase in bookings for Spring 2002, the estimated bookings increase would be approximately 12%. The Registrant does not believe such difference is material.

        On page 7 of the Registrant's press release dated December 19, 2001, under "Information related to Domestic and European Operations", the Selling, General and Administrative Expense for Europe was incorrectly transcribed as "$181,220,000." The correct number is $64,850,000.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2001                    QUIKSILVER, INC.


                                            By: /s/ Steven L. Brink
                                               ---------------------------------
                                               Steven L. Brink
                                               Chief Financial Officer




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